Exhibit 10.7
TD Bank Financial Group
Investment Banking, Corporate Credit
TD Tower
66 Wellington Street West, 9th Floor
Toronto, Ontario M5K 1A2
June 30, 2011
Sysco Corporation
Attn: Kathy Oates Gish
Treasurer
1390 Enclave Parkway
Houston, TX 77077-2099
Dear Ms. Gish:
DEMAND FACILITY AGREEMENT

This Agreement Between:	The Toronto-Dominion Bank (the “Bank”)

and

Borrower’s Legal Name: Guarantor:	SFS Canada I, LP (herein called “the Borrower”) Sysco Corporation (“Sysco”)

Borrower’s Address:	1390 Enclave Parkway Houston, TX 77077-2099

Whereas:

(i) the Bank has agreed to establish a demand loan facility (the “Facility”);

(ii) the Facility is uncommitted and made available at the sole discretion of the Bank. The Facility may be cancelled at any time even if the Borrower complies with all of the terms and conditions.
In consideration of the Bank establishing the Facility, the Borrower hereby agrees with the Bank to the following terms and conditions:

CREDIT LIMIT	Amounts outstanding under the Facility will at all times be less than or equal to the Canadian dollar (“CAD”) equivalent of US$181,975,000. CAD Equivalent means on any date, the amount of CAD required to convert US$ into an equivalent amount of CAD, calculated on the basis of the rate established by the Bank acting reasonably for such currencies on such date

PURPOSE	General corporate purposes.

BORROWING OPTIONS	The Bank will make the Facility available by way of a one time CDOR Based Loan in CAD$ (“CDOR Based Loan”) to be drawn on June 30, 2011

AVAILABILITY OF THE FACILITY	The Borrower acknowledges that the Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions, including without limitation the representations and warranties set out herein.

The Bank can demand repayment and/or cancel the availability of the Facility at any time.

INTEREST RATES	Advances under the Facility shall bear interest at the rates set out below:

CDOR + 1.00% per annum

Interest is calculated and payable daily. Interest is payable both before and after maturity or demand, default and judgment.

ADMINISTRATION FEE	The Borrower will pay a non-refundable Administration Fee of CAD$30,000.

REPAYMENT	The Borrower agrees to repay the Bank on demand. Without limiting the demand nature of the Facility, the Borrower acknowledges and agrees that the Facility shall be repaid in full on or before July 4, 2011.

DOCUMENTATION:	The following documentation shall be provided all in a form acceptable to the Bank.

- Executed guarantee from Sysco for the Credit Limit and an executed copy of this agreement;

- Letter from a senior officer of Sysco acknowledging the Facility and associated transactions and that its accounting, tax, and legal advisors have reviewed the transactions and that it has received a “should” level opinion from its tax advisor; and

- Letter of Direction with respect to movement of funds.

REPRESENTATIONS AND WARRANTIES	The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement that:

a) The Borrower is a Limited Partnership duly constituted and organized, validly existing and in good standing under the laws of the Province of Ontario and has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefor, execute and deliver the documents required hereunder, and observe and perform the terms and provisions of this Agreement.

b) There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its constating documents or in any contracts, agreements, or arrangements which would contravene, breach, default or violate the execution, delivery, performance, observance, of any terms of this Agreement.

NON-WAIVER	Should there be a breach of or noncompliance with any term or condition hereof the Bank may at its option exercise any rights or remedies it may have hereunder or which may be available to it and the failure of the Bank to exercise any such rights or remedies shall not be deemed to be a waiver of such term or condition and will not prevent the Bank from exercising such rights and remedies pursuant to that default or subsequent defaults at any later time.

REPRESENT- ATIONS BY BANK	No representation or warranty or other statement made by the Bank concerning the credit shall be binding on the Bank unless made by it in writing as a specific amendment to this letter.

EXPENSES	The Borrower shall pay all fees (including but not limited to all legal and documentation fees) and expenses incurred by the Bank in connection with the preparation of this Agreement and with the enforcement of the Bank’s rights under this Agreement whether or not any amounts are advanced under the Agreement. These fees and expenses shall include, but not be limited, to all outside counsel expenses and all in-house legal expenses, if in-house counsel are used. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the Prime Rate plus 2% per annum.

AVAILABILITY OF OPERATING LINE	The Facility is uncommitted and is not automatically available upon satisfaction of the terms and conditions set out herein.

EVIDENCE OF INDEBTEDNESS	The Bank shall record on its records the amount of all advances made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement. The Bank’s records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

OTHER AGREEMENTS	The Borrower acknowledges that it may sign other Bank documents relating to the Facility made available hereunder, and that the terms and conditions contained in such other documents shall be deemed to be incorporated herein by reference and shall also apply to the Facility.

ASSIGNMENT	The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without the Borrower’s consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

GOVERNING LAW	The laws of the Province of Ontario and of Canada.

We trust you will find this Facility helpful in meeting your financing requirements. We ask that you acknowledge this offer of financing by signing and returning the attached duplicate copy of this agreement to the undersigned.
Yours truly,
THE TORONTO-DOMINION BANK
/s/ Debbi L. Brito
Signature
Debbi L. Brito
Authorized Signatory
Print Name & Position
Date:
The Terms and Conditions of this Agreement are acknowledged and accepted by the Borrower. The following persons have the capacity to bind the Borrower.
SFS CANADA I, LP
By SFS GP I, INC., its General Partner
By /s/ Kathy Oates Gish
Signature
Kathy Oates Gish
Treasurer
Print Name & Position
Date: 6-30-11